THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO CHINA AGRI-BUSINESS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

No. _____
Issue Date: _____, 2008

CHINA AGRI-BUSINESS, INC.

FORM OF 3% CONVERTIBLE NOTE

FOR VALUE RECEIVED, CHINA AGRI-BUSINESS, INC., a Maryland corporation (the “Company”), hereby promises to pay to the order of _______________________, or its assigns (the “Holder”), without demand, the sum of Twenty Five Thousand Dollars ($25,000), with simple interest accruing at the rate described below.

This Note has been entered into pursuant to the terms of a Private Placement Memorandum among the Company and the initial holders of the Company Notes (as defined below), dated September 8, 2008 (the “PPM”), and shall be governed by the terms of such PPM. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the PPM.

ARTICLE I
GENERAL PROVISIONS

1.1 Payments. Interest payable on this Note shall accrue from the Issue Date indicated above at a rate per annum (the “Interest Rate”) equal to three percent (3%), subject to adjustment pursuant to Section 1.2 (the “Interest”). Interest shall be compounded annually, and shall be payable on each anniversary of the Issue Date. Interest shall be computed for actual days elapsed on the basis of a 360 day year consisting of twelve 30-day months. The principal of this Note (the “Principal”) and accrued but unpaid Interest thereon shall unless earlier converted be payable in full on the date that shall be twenty-four (24) months after the Closing Date (the “Maturity Date”). The Company shall have the right, in lieu of cash payment, to pay Interest in shares of Common Stock (as defined below), or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof, subject to approval by the Holder.

Upon any conversion in part by the Holder in accordance with Article II, the Holder and the Company shall in good faith recalculate the outstanding principal balance and the Interest payable with respect to the converted portion. Upon any full conversion by the Holder in accordance with Article II, all of the payments of Principal due hereunder shall terminate and no further Interest shall accrue. All payments in respect of the Principal shall be made in cash in U.S. dollars and in immediately available funds, and payments shall be applied first to Principal and then to charges and expenses owing under or in connection with this Note.

1.2 Default Interest. Any amount of Interest on this Note which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date thereof until the same is paid. Any amount of Principal on this Note which is not paid when due shall bear interest at the rate of eight percent (8%) per annum from the due date thereof until the same is paid. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.

1.3  Conversion Rights. The conversion rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default (as defined below). The Note shall be payable in full on the Maturity Date, except to the extent previously converted into common stock of the Company (the “Common Stock”) in accordance with Article II hereof.

1.4 Prepayment Option. The Company may prepay in cash all or any portion of the outstanding principal amount of this Note upon thirty (30) days prior written notice to the Holder at a price equal to one hundred ten percent (110%) of the outstanding principal amount of this Note. The Holder shall have the right to convert any outstanding principal in accordance with Article II hereof during such thirty day notice period.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert the Principal and accrued and unpaid Interest due under this Note into shares of the Company’s Common Stock, as set forth below.

2.1  Conversion into the Company’s Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note (the date of such conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note (the “Conversion Shares”), or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein. Upon delivery to the Company of a completed Notice of Conversion, a form of which is annexed hereto, the Company shall issue and deliver to the Holder that number of shares of Common Stock for the portion of the Note and related Interest converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal of the Note and accrued Interest to be converted, by the Conversion Price. Each conversion hereof shall constitute the re-affirmation by the Holder that the representations and warranties contained in the Subscription Agreement are true and correct in all material respects with respect to the Holder as of the time of such conversion. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the remaining Principal balance of this Note and Interest which shall not have been paid.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $0.50.

(c) The Conversion Price and number and kind of shares of Common Stock or other securities to be issued upon conversion as determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this Note remains outstanding, as follows:

(i) Reorganization, Consolidation, Merger, etc.; Reclassification. In case at any time or from time to time, the Company shall effect any merger, reorganization, restructuring, reverse stock split, consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, a “Fundamental Change”), then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Note, on the conversion hereof, at any time after the consummation of such Fundamental Change, shall receive, in lieu of the Conversion Shares issuable on such conversion prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation of a Fundamental Change if such Holder had so converted this Note, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 2.1(c)(iv).

If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(ii) Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of this Note after the effective date of such dissolution pursuant to this Article to a bank or trust company (a “Trustee”) as trustee for the Holder of this Note.

(iii) Continuation of Terms. Upon any Fundamental Change or transfer (and any dissolution following any transfer) referred to in this Article, this Note shall continue in full force and effect and the terms hereof shall be applicable to any other securities and property receivable on the conversion of this Note after the consummation of such Fundamental Change or transfer or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Note as provided in Section 2.1(c)(iv). In the event this Note does not continue in full force and effect after the consummation of the transaction described in this Article II, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Notes be delivered to the Trustee as contemplated by Section 2.1(c)(ii).

(iv) Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 2.1(c)(iv). The number of Conversion Shares that the Holder of this Note shall thereafter, on the conversion hereof as provided in Article II, be entitled to receive shall be adjusted to a number determined by multiplying the number of Conversion Shares that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be issuable on such conversion by a fraction of which (a) the numerator is the Conversion Price that would otherwise (but for the provisions of this Section 2.1(c)(iv)) be in effect, and (b) the denominator is the Conversion Price in effect on the date of such conversion.

(v) Subsequent Offerings. If the Company shall, at any time prior to the Maturity Date, issue any shares of its Common Stock at a price per share less than the Conversion Price (the “Subsequent Offering Price”), the Conversion Price shall be lowered to the Subsequent Offering Price. Notwithstanding the foregoing, no adjustment in the Conversion Price shall be made for shares of Common Stock issued, or warrants or options to purchase shares Common Stock granted, in connection with any of the following: (a) any stock option plan or other benefit plan for directors, officers, employees, advisors or consultants of the Company, (b) payment of interest on any outstanding notes, (c) full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, or (d) full or partial consideration in connection with strategic licensing agreements or other partnering arrangements.

(vi) Effectiveness of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(vii) Notice of Adjustment. Upon the happening of any event requiring an adjustment of the Conversion Price, the Company shall promptly give written notice thereof to the Holder at the address appearing in the records of the Company, stating the adjustments resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Holder or any defect therein shall not affect the legality or validity of the subject adjustment.

2.2 Reservation. During the period the conversion right exists, the Company shall reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of providing for the conversion of the Company Notes, such number of Conversion Shares as shall from time to time equal the number of shares sufficient to permit the conversion of the Company Notes in accordance with their respective terms. The Company agrees that all Conversion Shares issued upon due conversion of the Company Notes shall be, at the time of delivery of the certificates for such Conversion Shares, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

2.3 Ownership Limitation. Notwithstanding anything to the contrary set forth herein, at no time may the Holder convert all or a portion of this Note if the number of Conversion Shares to be issued pursuant to such conversion would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time. Notwithstanding anything to the contrary contained herein, the limitation on conversion of this Note may be waived by written agreement between the Holder and the Company; provided, however, such waiver may not be effective less than sixty-one (61) days from the date thereof.

ARTICLE III
EVENTS OF DEFAULT

The occurrence of any of the following events of default (each an “Event of Default”), if not cured within a reasonable period of time after notice of such event is received by the Company from the Holder shall, at the option of the Holder hereof, make all sums of Principal and Interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand:

3.1 Failure to Pay Principal or Interest. The Company fails to pay any installment of Principal, Interest or other sum due under this Note.

3.2 Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.3 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company.

3.4 Delisting.  Delisting of the Common Stock from the OTC Bulletin Board or such other trading market or exchange on which the Common Stock is listed or quoted for trading.

3.5 Failure to Deliver Conversion Shares. The Company’s failure to deliver Conversion Shares to the Holder pursuant to conversion of this Note.

3.6 Reservation Default. Failure by the Company to have reserved for issuance upon conversion of the Note and accrued Interest the amount of Conversion Shares.

ARTICLE IV
MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed as follows: if to the Holder, at its address as set forth in the subscription agreement pertaining to the PPM, if to the Company, at the address as follows, or at such other address as the Holder or the Company may designate by ten days’ advance written notice to the other: China Agri-Business, Inc., _______, Attn: _____, telecopier number: ____, with a copy by telecopier only to: Hodgson Russ, LLP, 1540 Broadway, 24th Floor, New York, NY 10036, Attn.: Jeffrey A. Rinde, Esq., telecopier number: (212) 751-0928.

4.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. The Company may from time to time supplement or amend this Note without the approval of any holder of Notes in order to cure any ambiguity or to be correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the holder. This Note is one of a series of Notes of like tenor issued by the Company pursuant to the PPM in an aggregate principal amount of up to $1,500,000 (collectively, the “Company Notes”). Any term of this Note may be amended or waived upon the written consent of the Company and the holders of Company Notes representing over 50% of the number of shares of Common Stock then subject to all outstanding Company Notes (the “Majority Holders”); provided, that (x) any such amendment or waiver must apply to all Company Notes; and (y) the number of Conversion Shares subject to this Note, the Conversion Price and the Maturity Date may not be amended, and the right to convert this Note may not be altered or waived in any manner adverse to the Holder, without the written consent of the Holder.

4.4 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 Governing Law, Consent to Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning this Note shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

4.6 No Rights as Stockholder. Prior to the conversion of this Note, the Holder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Note.

4.7 Compliance with Securities Laws. The Holder of this Note, by acceptance hereof, acknowledges that this Note and the Conversion Shares to be issued upon conversion hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose this Note or any Conversion Shares to be issued upon conversion hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

4.8 Entire Agreement. This Note, the PPM, the Warrants and any other transaction documents (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Note and the PPM supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

4.9 Section Headings. The section headings in this Note are for the convenience of the Company and the Holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, as of the date first written above.

CHINA AGRI-BUSINESS, INC.

By:___________________________
Name:
Title:

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the Principal and accrued Interest with respect to such Principal of the Note issued by CHINA AGRI-BUSINESS, INC. on _________________, 20___ into shares of Common Stock of CHINA AGRI-BUSINESS, INC. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:	______________________

Conversion Price:	______________________

Common Stock To Be Delivered:	______________________

Signature:	_________________________________

Print Name:	_________________________________

Address:	_________________________________ _________________________________ _________________________________